EXHIBIT 3.2

                     ARTICLES OF AMENDMENT
                             TO THE
                   ARTICLES OF INCORPORATION
                               OF
                RUBY RESOURCES OF MONTANA, INC.

     Pursuant to the provisions of Section 35-1-209, M. C. A. 1979, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Ruby Resources of Montana, Inc.

     SECOND: The following amendments of the Articles of Incorporation were adopted by the shareholders of the corporation on March 26, 1987, in the manner prescribed by the Montana Business Corporation Act:

     1.   ARTICLE I is hereby amended to read as follows:

               "The name of this corporation shall be: 'The O.T.
          Mining Corporation'"

     2.   ARTICLE IV is hereby amended to read as follows:

               "The address of the registered office is 406 Fuller Avenue, Helena, Montana 59601 and the name of the registered agent is CT Corporation System."

     3.   ARTICLE VII is hereby amended to read as follows:

               "The total number of share of capital stock which the corporation shall have authority to issue is seven million five hundred thousand (7,500,000) shares consisting of five million (5,000,000) shares of Common Stock, no par value (hereinafter called "Common Stock") and two million five hundred thousand (2,500,000) shares of Preferred Stock of the par value of $.01 per share (hereinafter called "Preferred Stock").

               The designation and powers (including voting powers), preferences and relative, participating, optional and other special rights, privileges and the qualifications, limitations or restrictions of each such class of capital stock are as follows:

               (a) Each share of Common Stock shall be entitled to one vote for each share outstanding at meetings of shareholders and for all other purposes.

               (b) The Preferred Stock may be issued in one or more series and may have such voting powers, full or limited, or no voting powers, and such designations, privileges, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be fixed from time to time by the Board of, Directors pursuant to authority hereby expressly granted to it, and as shall be stated and expressed in the resolutions providing for the issue of such stock adopted by the Board of Directors, pursuant to authority expressly vested in it by these provisions.

               (c) Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove adopted.

               (d) The holders of Preferred Stock or of any series thereof, shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes or on any other series of stock, whether cumulative or non-cumulative, as shall be so stated and expressed.

               (e) The holders of Preferred Stock or any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

               (f) Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or of any other series of the same of any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange and with such adjustments as shall be stated or provided for in the resolution or resolutions providing for the issue of such stocks adopted by the board of Directors as hereinabove provided."

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was 50,000 shares of capital stock, without par; and the number of shares entitled to vote thereon was 50,000.

     FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:
None.

     FIFTH: The number of shares voted for such amendment was 50,000; and the number of shares voted against such amendment was 0.

     SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively, was: None.

     SEVENTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for the amendment shall be effected, is as follows:
No change.

     Dated: March 26, 1987.

                              RUBY RESOURCES OF MONTANA, INC.


                              BY:  /s/ Dennis G. Crum,
                                   Dennis G. Crum
                                   President


                              BY:  /s/ Lynne O'Harra,
                                   Lynne O'Harra
                                   Secretary